Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 18 to the registration statement on Form N-1A (“Registration Statement”) of our report dated June 23, 2010, relating to the financial statements and financial highlights which appears in the April 30, 2010 Annual Report to Shareholders of MCBT Opportunistic EAFE Fund, MCBT Global Emerging Markets Fund and MCBT European Select Fund (formerly MCBT Pan European Select Fund) comprising the Martin Currie Business Trust (the “Trust”), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 27, 2010